EXHIBIT 12.1
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                                                CSC HOLDINGS, INC.
                                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                   THREE MONTHS                          YEAR ENDED DECEMBER 31,
                                       ENDED          -------------------------------------------------------------------
                                   MARCH 31, 1998       1997         1996           1995           1994         1993
                                   --------------     --------     ---------      ---------      --------     ---------

EARNINGS:
   Income (loss) from
   continuing operations           $  15,634          $136,663     $(332,079)     $(317,458)    $(315,151)    $(246,782)
                                   ---------          --------     ---------      ---------     ---------     ---------
ADD:
   Fixed charges per (B)
   below................              98,651           381,202       278,437        322,054       269,627       238,109
Amortization of
previously capitalized
interest................                   0                 0             0              0             0             0
DEDUCT:
   Interest capitalized
   during period........                   0                 0             0              0             0             0
                                   ---------          --------     ---------      ---------     ---------     ---------
Earnings for competition
purposes (A)............           $ 114,285          $517,865     $ (53,642)     $   4,596     $ (45,524)    $  (8,673)
                                  ==========          ========     =========      =========     =========     =========
FIXED CHARGES:
   Interest on
   indebtedness,
   expensed or
   capitalized,
   including,
   amortization of debt
   expense...........                 94,512           368,700       268,177        313,850       263,299       232,434

Portion of rents
   representative of the
   interest factor......               4,139            12,502        10,260          8,204         6,328         5,675
                                  ----------         ---------     ---------      ---------     ---------     ---------
Fixed Charges for
   computation purposes
   (B)..................           $  98,651         $ 381,202     $ 278,437      $ 322,054     $ 269,627     $ 238,109
                                  ==========         =========     =========      =========     =========     =========
Ratio of earnings to fixed
   charges (A)/(B)......                1.16              1.36             -              -             -             -
Deficiency of earnings
   available to cover fixed
   charges..............                   -                 -     $(332,079)     $(317,458)    $(315,151)    $(246,782)
                                  ==========         =========     =========      =========     =========     =========
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